Exhibit 21
ROGERS CORPORATION AND CONSOLIDATED SUBSIDIARIES
Subsidiaries of the Registrant

Company	Percentage of Voting Securities Owned	Jurisdiction of Incorporation or Organization
Rogers Investment (Singapore) Pte., Ltd.	100%	Singapore
Rogers Japan, Inc.	100%	Delaware
Rogers Southeast Asia, Inc.	100%	Delaware
Rogers Taiwan, Inc.	100%	Delaware
Rogers Technologies Singapore, Inc.	100%	Singapore
Rogers Technologies (Suzhou) Co., Ltd.	100%	China
World Properties, Inc.	100%	Illinois
Rogers BV	100%	Belgium
Rogers GmbH	100%	Germany
Rogers U.K., Ltd.	100%	England
Rogers KF, Inc.	100%	Delaware
Rogers Luxembourg Sarl	100%	Luxembourg
Rogers Benelux Sarl	100%	Luxembourg
Rogers Worldwide, LLC.	100%	Delaware
Rogers New Territories Corporation, Ltd.	100%	Hong Kong
Rogers Asia Holding Company, Ltd.	100%	Hong Kong
Rogers Pacific, Ltd.	100%	Hong Kong
Utis Co., Ltd.	100%	Korea
Rogers Germany GmbH	100%	Germany
Rogers Korea, Inc.	100%	Korea
Arlon Holdings, LLC.	100%	Delaware
Arlon, LLC.	100%	Delaware
Arlon MED International, LLC.	100%	Delaware
Rogers Material Technologies (Suzhou) Co., Ltd.	100%	China
Rogers Hungary KfT	100%	Hungary
Rogers Finance (Ireland) Unlimited Company	100%	Ireland
Rogers Finance (Luxembourg) Sarl	100%	Luxembourg
Chandler Holdings I Corporation	100%	Delaware
DeWAL Industries, LLC	100%	Rhode Island
Diversified Silicone Products Corporation	100%	Delaware
Chandler Holdings III, LLC	100%	Delaware
Griswold, LLC.	100%	Delaware
Griswold (Shenzhen) Trading Co., Ltd.	100%	China
Rogers Inoac Corporation *	50%	Japan
Rogers Inoac Suzhou Corporation *	50%	China
*    These entities are unconsolidated joint ventures and accordingly are not included in the consolidated financial statements of Rogers Corporation, except to the extent required by the equity method of accounting.